UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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LENNOX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

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Lennox International announces agreement to reduce its outstanding shares.
     (DALLAS — March 20, 2007) – Lennox International Inc. (NYSE: LII) announced it has entered into an agreement with A.O.C. Corporation under which it would acquire 2,695,770 shares of LII common stock owned by A.O.C. in exchange for 2,239,589 newly-issued LII common shares. The effect of this transaction would be to reduce the number of outstanding shares of LII common stock by 456,181 shares, at minimal cost to LII.
     Thomas W. Booth, Stephen R. Booth, John W. Norris, III and Jeffrey D. Storey, M.D., each a member of LII’s Board of Directors, as well as other LII stockholders who are their immediate family members, are, individually or through trust arrangements, shareholders of A.O.C. A.O.C.’s assets consist solely of 2,695,770 shares of our common stock and cash. Following this transfer, A.O.C. would liquidate and distribute the newly issued LII stock to its shareholders. The transaction is subject to the satisfaction of certain conditions, including the approval of LII’s shareholders and the receipt of a private letter ruling from the Internal Revenue Service that the transaction would qualify as a tax-free reorganization.
     LII intends to seek stockholder approval for the issuance of these shares at its 2007 Annual Meeting of Stockholders to be held on May 17, 2007 and to file a preliminary proxy statement regarding this proposal with the Securities and Exchange Commission. Stockholders are advised to read the proxy statement when it becomes available because it will contain important information.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670. A free copy of the proxy statement can also be obtained at http://www.sec.gov.